Exhibit 10.3

EXECUTION COPY

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made as of December 31, 2010, by and between L.W. MATTESON, INC., an Iowa corporation (the “Landlord”), and GREAT LAKES DREDGE & DOCK COMPANY, LLC, a Delaware limited liability company (the “Tenant”).

WITNESSETH THAT, this Lease is being entered into concurrently with Tenant’s acquisition from Landlord of the business and substantially all of the assets of Landlord pursuant to that certain Asset Purchase Agreement dated as of the date hereof among Tenant, Landlord and the stockholders of Landlord (as may be amended or modified from time to time, the “Purchase Agreement”) (it being agreed that, unless otherwise defined herein, each capitalized term used herein shall have the meaning assigned thereto in the Purchase Agreement); and

WITNESSETH THAT, in consideration of the covenants and agreements hereafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises described herein.

1.      Premises.  Landlord does hereby lease unto Tenant, and Tenant does hereby lease from Landlord, all of Landlord’s right, title and interest, if any, in and to the following (the “Premises”):

(a)      the premises commonly known as 2815 91st Avenue, Burlington, Iowa and consisting of:

(i)      the land constituting this site, including the yard situated thereon, together with all of Landlord’s right, title and interest, if any, in and to all easements, rights-of-way, appurtenances and other rights and benefits associated with such land and to all public or private streets, roads, avenues, alleys or passageways, open or proposed, on or abutting such land (collectively, the “Yard Land”);

(ii)     all of the buildings, structures, fixtures, personal property, facilities, installations, docks, piers and other improvements of every kind and description now or hereafter in, on, over and under the Yard Land, including the straddle crane situated in the waterway adjacent to the Yard Land and all utility and other building systems (collectively, the “Yard Improvements”); and

(iii)    all of Landlord’s right, title and interest in and to all waterways, water, water courses, water rights (whether riparian, appropriative or otherwise, and whether or not appurtenant), open or proposed, adjoining, abutting or on the Yard Land or Yard Improvements, and any land in the bed of any body of water adjacent to the Yard Land;

Burlington Lease

(b)      the premises commonly known as #1 South Point, Burlington, Iowa and consisting of:

(i)      the land constituting this site, together with all of Landlord’s right, title and interest, if any, in and to all easements, rights-of-way, appurtenances and other rights and benefits associated with such land and to all public or private streets, roads, avenues, alleys or passageways, open or proposed, on or abutting such land (collectively, the “Office Land”); and

(ii)     all of the buildings, structures, fixtures, personal property, facilities, installations, docks, piers and other improvements of every kind and description now or hereafter in, on, over and under the Office Land and all utility and other building systems (collectively, the “Office Improvements”); and

(c)      the premises commonly known as 1230 S. Main Street, Burlington, Iowa and consisting of:

(i)      the land constituting this site, together with all of Landlord’s right, title and interest, if any, in and to all easements, rights-of-way, appurtenances and other rights and benefits associated with such land and to all public or private streets, roads, avenues, alleys or passageways, open or proposed, on or abutting such land (collectively, the “Storage Land”; together with the Yard Land and the Office Land, the “Land”); and

(ii)     all of the buildings, structures, fixtures, personal property, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Storage Land and all utility and other building systems (collectively, the “Storage Improvements”; together with the Yard Improvements and the Office Improvements, the “Improvements”).

(d)      Notwithstanding the foregoing, it is expressly acknowledged that, for so long as MMS is an Affiliate of Landlord, this Lease excludes (i) the basement and upstairs bedroom of the Office Improvements and (ii) those portions of the Yard Land that currently are being used by MMS (collectively, the “MMS Space”). MMS may use the MMS Space only in substantially the same manner as it used the MMS Space prior to the date hereof; provided, that MMS’ use of the MMS Space shall not interfere or disrupt in any material respect Tenant’s use of the Premises during the term hereof. MMS shall also continue to have the right to use the straddle crane located at the Premises, at its own cost, in substantially the same manner as it used such crane prior to the date hereof and only to the extent such use does not interfere in any material respect with Tenant’s use thereof. Tenant shall at all times during the Term have first priority for use of the straddle crane. Landlord shall be responsible for any damage caused by MMS’ use of the Premises and the straddle crane, ordinary wear and tear excepted.

Burlington Lease

2.      Term.

A.      The initial term of this Lease shall commence on the Closing Date (as defined in the Purchase Agreement (such date is referred to herein as the “Commencement Date”) and end at 11:59 p.m. (Central Time) on December 31, 2011 (the “Initial Term”), unless earlier terminated or extended pursuant to the terms of this Lease.

B.      The Initial Term of this Lease shall be automatically renewed each year on January 1st for an additional one (1) year period (each additional one year period, an “Extension Term” and collectively with the Initial Term, the “Term”) unless (i) Tenant provides notice of its intention to terminate the Lease not less than 60 days prior to the end of the Initial Term or the then-current Extension Term, as applicable, or (ii) Landlord provides notice of its intention to terminate the Lease not less than 180 days prior to the end of the Initial Term or the then-current Extension Term, as applicable.

3.      Rent.  For the Term, Tenant shall pay rent (“Rent”) to Landlord at the address set forth in Section 22 hereof or at such other place as Landlord may from time to time designate in writing, in equal monthly installments equal to $7,917.

If the Term commences on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, then the Rent for such fractional month shall be prorated on the basis of 1/365th of the annual Rent for each day of such fractional month. Rent shall be paid without demand. If any monthly installment of Rent is not received by Landlord on or before the due date, interest shall accrue on all delinquent amounts from the date past due until paid at the Past Due Rate. No payment by Tenant or acceptance by Landlord of an amount less than the Rent required by the terms of this Lease shall be deemed a waiver of any other Rent due. No partial payment or endorsement on any check or any letter accompanying such payment of Rent shall be deemed an accord and satisfaction, but Landlord may accept such payment without prejudice to Landlord’s right to collect the balance of any Rent due under the terms of this Lease or any late charge assessed hereunder.

4.      Use of Premises.  Tenant shall have the right to use and occupy the Premises for any and all lawful uses; provided that in no event shall such use create a nuisance, disrupt or disturb the occupants of neighboring property.

5.      Possession.  Landlord shall deliver possession of the Premises to Tenant on the Commencement Date. As of the date hereof, to Landlord’s knowledge, the Premises, including the cranes, roofs and structural elements thereof and the sprinkler and fire protection, heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water and storm water systems and facilities included therein, if any, are in working order and repair, except for maintenance, repairs and replacements conducted or required in the Ordinary Course with respect to the operation of the Premises. The Premises are serviced by all utilities utilized or necessary for the current conduct of the Business.

Burlington Lease

6.      Taxes.  Landlord shall pay any and all real estate taxes and assessments levied or assessed on the Premises becoming due and payable in each year of the Term. Tenant shall pay any and all taxes imposed upon Tenant’s rent, business operations and use of the Premises and all property of Tenant located at the Premises.

7.      Insurance.  Tenant shall pay for and maintain a policy or policies of comprehensive general liability and property damage insurance, with contractual liability endorsement, for bodily injury, death and property damage occurring in, on or about the Premises with minimum limits of $2,000,000 for each occurrence and $5,000,000 in the aggregate. Tenant’s insurance policies under this Section 7 shall name Tenant as insured and Landlord as an additional insured. Concurrent with the execution hereof, Tenant shall deliver to Landlord a certificate or certificates evidencing the insurance required by the terms hereof.

8.      Indemnification.

A.      Landlord does hereby agree to indemnify, defend and hold harmless Tenant and its agents and their respective officers, directors, members, managers, beneficiaries, shareholders, partners, members, agents and employees from all losses, damages, liability, fines, suits, proceedings, claims and actions of every kind, and all costs and expenses associated therewith (including reasonable attorneys’ and consultants’ fees, but excluding any special, incidental, consequential, punitive or other similarly speculative damages) arising out of or relating to (i) any breach of this Lease by Landlord or MMS or (ii) any negligent or willful act or omission by Landlord or MMS, except to the extent caused or contributed to by the negligent or willful act or omission of Tenant or the breach of this Lease by Tenant. Landlord’s obligations and liabilities under this Section 8.A. shall survive the expiration or earlier termination of this Lease. Notwithstanding anything to the contrary contained in this Lease, including Sections 8 and 36 hereof, Landlord shall not be required to indemnify, defend and hold harmless Tenant from any losses, damages, fines, suits, proceedings, claims or actions of any kind, or any costs associated therewith (including reasonable attorneys’ and consultants’ fees) arising out of a matter for which the “Purchaser” under the Purchase Agreement is obligated to indemnify and hold harmless Landlord or any other “Seller Indemnitee” (as defined in the Purchase Agreement).

B.      Tenant does hereby agree to indemnify, defend and hold harmless Landlord and its agents and their respective officers, directors, beneficiaries, shareholders, partners, members, agents and employees from all losses, damages, liability, fines, suits, proceedings, claims and actions of every kind, and all costs and expenses associated therewith (including reasonable attorneys’ and consultants’ fees, but excluding any special, incidental, consequential, punitive or other similarly speculative damages) arising out of or relating to (i) any claim attributable to acts or events occurring during the Term by or with respect to any person or persons, legal entity, or property on or about the Premises, including any breach of this Lease by Tenant, or (ii) any negligent or willful act or omission by Tenant, except to the extent caused or contributed to by the negligent or willful act or omission of Landlord or the breach of this Lease by Landlord. Tenant’s obligations and liabilities under this Section 8.B. shall survive the expiration or earlier termination of this Lease. Notwithstanding anything to the contrary contained in

Burlington Lease

this Lease, including Sections 8 and 36 hereof, Tenant shall not be required to indemnify, defend and hold harmless Landlord from any losses, damages, fines, suits, proceedings, claims or actions of any kind, or any costs associated therewith (including reasonable attorneys’ and consultants’ fees) arising out of a matter for which the “Seller” under the Purchase Agreement is obligated to indemnify and hold harmless Tenant or any other “Purchaser Indemnitee” (as defined in the Purchase Agreement).

9.      Assignment and Subletting.  Tenant shall not assign, transfer, pledge or encumber this Lease or sublease the Premises or any part thereof (each a “Transfer”) in any manner without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, so long as Tenant is not in default hereunder, such consent shall not be required for any Transfer, (i) to an entity controlled by, controlling or under common control with Tenant, (ii) to an entity into which Tenant is merged or consolidated or (iii) which occurs in connection with a sale, assignment or other transfer of all or substantially all of the assets of the then-remaining business and assets of Landlord acquired by Tenant pursuant to the transactions contemplated under the Purchase Agreement; it being agreed that any such Transfer pursuant to clause (i) above shall not relieve Tenant of its obligations and liabilities under this Lease and Tenant shall remain responsible for all of its obligations hereunder as if such Transfer had not occurred. In connection with any permitted Transfer hereunder, Tenant shall deliver to Landlord a fully executed copy of such assignment or sublease, the assumption of this Lease by the assignee or acceptance of the sublease by the sublessee, and such other information regarding the assignment or sublease as Landlord may reasonably request and Tenant shall pay all costs reasonably incurred by Landlord in connection with such Transfer, including without limitation reasonable attorneys’ fees.

10.    Signage and Advertisements.  Tenant, at its sole cost and expense, shall be free to erect, install or place signs, billboards or advertisements upon the Premises which are consistent with Tenant’s use of the Premises, and Tenant shall maintain and repair the same at its own cost and expense. Tenant shall remove any such signage, billboards and advertisements upon the termination or expiration of the Term.

11.    Maintenance and Repair.  Landlord shall, at its sole cost and expense, make and perform all repairs, maintenance and replacements to the structural portions of the Premises in order to keep the same in good working order, condition and repair, including, without limitation, the roof, roof membrane, floor slab, exterior walls, foundation, gutters and downspouts, docks and piers and, in addition, shall be further responsible for all damage and defect to the Premises which is attributable to use or misuse occurring prior to Tenant’s occupancy of the Premises pursuant to this Lease. Landlord also shall, at its sole cost and expense, make and perform all repairs, maintenance and replacements to the non-structural portions of the Premises in order to keep the same in good working order, condition and repair, including, without limitation, the straddle crane, the overhead crane, fencing and gating, heating and air conditioning equipment, water pipes, plumbing, gas, lighting, electrical and other utility and building systems, fixtures, appliances, equipment and furnishings; provided, that Tenant shall repair and/or replace any such structural or non-structural portions of the Improvements to the extent damaged by Tenant, its employees, agents or invitees. In the event that, in the reasonable determination of Tenant, any waterways in or around the Premises

Burlington Lease

require dredging at any time during the Term in order for Tenant to conduct its business at the Premises, Tenant shall pay all costs associated therewith, including the costs of any necessary permits relating thereto, provided that Landlord shall reasonably cooperate with Tenant in connection with obtaining such permits. Any such dredging activities must be approved by Landlord prior to commencing such work, which approval shall not be unreasonably withheld, conditioned or delayed, and Tenant shall cause such work to be performed in accordance with applicable laws. Landlord shall perform, at its sole cost and expense, all maintenance, repairs, alterations, improvements or additions to the Premises that may be required on account of any existing or future laws. Tenant shall be responsible for maintaining the gravel road and parking lot serving the Premises.

12.    Landlord’s Right of Entry.  Landlord or Landlord’s agent may enter the Premises during normal business hours upon reasonable prior written notice (except in case of emergency, in which case no such prior notice shall be required) to examine the same, to do anything Landlord may be required to do hereunder and to show the same to prospective purchasers or mortgagees, provided that the same is done in a manner that does not interfere in any material respect with Tenant’s business being conducted at the Premises.

13.    Damage by Casualty.  In case the Premises shall be destroyed or so damaged by fire or other casualty as to become untenantable or unrepairable within one hundred eighty (180) days thereafter, then in such event, either party may elect to terminate this Lease by providing the other party with written notice of such termination within thirty (30) days after the occurrence of such damage or destruction. In the event of any such termination, the Term shall cease as of the date of the damage or destruction, and Tenant shall be liable hereunder only for Rent and any other amounts due and payable prior to the time of such damage or other destruction. In the event the Lease is not or cannot be terminated by either party pursuant to the first sentence of this Section, this Lease shall continue in full force and effect, and Landlord shall repair the Premises, to the extent of available insurance proceeds, with all reasonable promptness and, in any event, within one hundred eighty (180) days from the date of such damage or destruction, placing the same in as good a condition as they were just prior to the damage or destruction (excluding Tenant’s Equipment or other personal property, fixtures, equipment and furniture), subject to extension for Force Majeure (hereinafter defined). During such repair period, Rent shall abate in proportion to the extent and duration of untenantability. For purposes hereof, the term “Force Majeure” shall be defined as the occurrence of any of the following: Act of God, war, terrorism, civil commotion, casualty, extreme weather conditions, labor difficulties, general shortages of labor, materials or equipment, government regulations, delays in receipt of governmental permits and approvals or other causes beyond the reasonable control of such party, its agents, employees, contractors or subcontractors.

14.    Alterations.  Tenant shall not make any structural alterations, changes, additions or improvements in or to the Premises without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Prior to the commencement of any work requiring Landlord’s consent, Tenant shall submit to Landlord for its approval plans and specifications therefor and shall cause Landlord’s bonding, insurance and other requirements of the contractor performing such work to be satisfied. Tenant shall discharge, by bond or otherwise, within thirty (30) days of its receipt of written notice of any filing thereof, any

Burlington Lease

mechanics’ lien or other lien for payment of money arising out of any labor or material furnished to or for Tenant at the Premises by reason of any alteration, change, addition or improvement by Tenant. Any work approved by Landlord in accordance herewith shall be done in a good and workmanlike manner and with the use of good grades of materials. With the exception of Tenant’s furniture, equipment and movable trade fixtures, all alterations, improvements, additions and installations to or on the Premises shall become part of the Premises at the time of their installation and shall remain in the Premises at the expiration or termination of this Lease or termination of Tenant’s right of possession of the Premises without compensation or credit to Tenant. However, at the expiration or termination of this Lease, Tenant shall remove such improvements as Landlord requests and, upon Tenant’s failure to do so, Landlord may remove such improvements. Tenant shall reimburse Landlord for the cost thereof upon Landlord’s demand.

15.    Utilities and Services.  Tenant shall obtain and pay promptly, as and when the same become due and payable, all charges for electricity, gas, water, telephone, trash hauling and any other services or utilities used in, servicing or assessed against the Premises during the Term, including any sewer taxes or charges. In no event shall Landlord be responsible or liable for damages in any manner for any interruption or cessation of any utility service to the Premises unless caused by Landlord’s or MMS’ negligence, breach of its obligations under this Lease or willful act or omission.

16.    Compliance with Laws.  Tenant shall observe and comply in all material respects with all present and future laws, rules, orders, ordinances regulations and requirements (collectively, “Laws”) of all governmental and quasi-governmental authorities (including the Board of Fire Underwriters or similar body) applicable to the Premises and Tenant’s use thereof. Landlord shall, at its sole cost and expense, make any structural or other change or alteration to the Premises required in order to comply with any Laws, including, without limitation, the Americans With Disabilities Act or similar statutes or local ordinances or any regulations promulgated thereunder.

17.    Fixtures.  All of Tenant’s vessels, other marine assets, trade fixtures and all personal property, other fixtures, apparatus, machinery and equipment, now or hereafter located upon the Premises (collectively, “Tenant’s Equipment”), shall be and remain the property of Tenant. Tenant’s Equipment may be removed from time to time by Tenant, provided that if such removal shall injure or damage the Premises, Tenant shall repair the damage and place the Premises in substantially the same condition as it would have been if such equipment had not been installed. Tenant shall not be required to remove any Tenant’s Equipment acquired from Landlord upon termination or expiration of this Lease. It is expressly understood and agreed that the straddle crane shall remain at the Premises at the expiration of the Term and remain the sole property of Landlord.

18.    Eminent Domain.

A.      If all or a material or significant portion of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance, or regulation or by right of eminent domain or shall be sold to the condemning authority under threat of condemnation, or if a part of the Premises is so taken or sold so that the Premises cannot,

Burlington Lease

after restoration, be economically used for its current uses, or if the Premises cannot be restored within one hundred twenty (120) days after such a taking or sale to make the same tenantable and economically suitable for the current use, then this Lease shall terminate as of the date of such taking or sale, and Tenant shall be liable hereunder only for Rent and other amounts hereunder due and payable prior to the time of such taking or sale.

B.      If less than a material or significant part of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance, or regulation or by right of eminent domain or shall be sold to the condemning authority under threat of condemnation and the Premises can be economically used for the current use, then this Lease shall continue in full force and effect, and Landlord shall, at its sole cost and expense, restore and reconstruct the Premises in all reasonable promptness, to the extent of available proceeds from such eminent domain action and, in any event, within one hundred twenty (120) days from the date of such taking or sale, subject to extension for Force Majeure, to make the same tenantable and economically suitable for the current use of the Premises. Rent payable for the unexpired portion of the Lease term shall be adjusted equitably.

C.      For any condemnation that occurs during the Term, Landlord and Tenant shall each be entitled to receive such separate awards and portions of lump-sum awards as may be allocated to their respective interests in such condemnation proceedings. The termination of this Lease shall not affect the rights of the respective parties to those awards.

19.    Right of First Refusal.  Landlord hereby grants to Tenant the continuing right of first refusal (the “ROFR”) during the Term, pursuant to the terms and conditions hereinafter set forth, to purchase the Premises or such portion thereof as may be specified in any bona fide third party offer received by Landlord (a “Purchase Offer”). Prior to Landlord accepting any Purchase Offer, Landlord will give Tenant written notice of such offer (a “Sale Notice”), together with a copy of the Purchase Offer. The Sale Notice shall specify (A) the portion of the Premises so offered to be purchased, (B) the proposed purchase price, and (C) any and all other material terms and conditions of any such offer to the extent not explicitly stated in the Purchase Offer. Tenant shall have the right to exercise the ROFR with respect to the Premises or such portion thereof as is specified in the Sale Notice and upon the terms specified in the Sale Notice by providing Landlord written notice of such exercise within ten (10) business days of Tenant’s receipt of the Sale Notice. Tenant’s failure to respond to such Sale Notice within such ten (10) business day period shall be conclusively deemed a waiver of Tenant’s ROFR with respect to such Sale Notice. If Tenant timely exercises the ROFR, Landlord and Tenant shall negotiate in good faith the terms and conditions of a mutually acceptable purchase and sale agreement containing the terms specified in the Sale Notice and such other terms customarily contained in a sale agreement for similar property (the “Sale Agreement”). If Tenant acquires less than all of the Premises, the Rent shall be equitably adjusted to reflect Tenant’s lease of less than the entire Premises. If Landlord and Tenant are unable to agree on the Sale Agreement within ten (10) business days after Tenant timely exercises the ROFR or If Tenant does not timely exercise such ROFR (or is deemed to have waived such ROFR),

Burlington Lease

Landlord may proceed with the sale of the Premises or such portion thereof as is the subject of the Purchase Offer in substantial accordance with the principal terms of the Sale Notice. Notwithstanding anything to the contrary contained herein, in no event shall Landlord proceed with the sale of such portion of the Premises as is the subject of the Purchase Offer other than in substantial accordance with the principal terms of the Sale Notice without again complying with the provisions of this Section 19 and affording Tenant the right to again exercise the ROFR with respect to the portion of the Premises as is the subject of the Purchase Offer, provided that Landlord shall be permitted to adjust the purchase price contained in the Sale Notice by up to 5% without affording Tenant the right to again exercise the ROFR pursuant to this Section 19. The ROFR granted in this Lease is a recurring right and shall be binding on any and all successors of the original party named as “Landlord” under this Lease.

20.    Transfers by Landlord/Subordination.  Provided no default by Tenant under the Lease is then existing and has continued beyond all applicable notice and cure periods, none of Tenant’s possessory or other rights hereunder, including Tenant’s ROFR described in Section 19 above, shall be interfered with, disturbed or terminated in the event of a transfer or conveyance of Landlord’s interest in the Premises, Land or Improvements, or in the event of a foreclosure of any mortgage encumbering the Premises, Land or Improvements. Subject to Section 19 hereof, in the event of any sale or other transfer of the Premises, Landlord shall be entirely freed and relieved of all agreements and obligations of Landlord hereunder accruing or to be performed after the date of such sale or transfer upon the assumption of such agreements and obligations by the transferee of Landlord. This Lease and the rights of Tenant hereunder are expressly subject and subordinate to the lien of any mortgage or mortgages now or hereafter in force encumbering the Premises, or any part thereof and all amendments, renewals, modifications and extensions, if any, to any such mortgage, and to all advances made or hereafter to be made upon the security of said mortgage; provided that any such mortgagee shall agree, so long as no event of default is outstanding, to recognize this Lease and not disturb the rights of Tenant following the exercise of any rights and remedies under such mortgage. Tenant agrees to subordinate this Lease to any existing or future mortgage, trust deed or similar financing document, provided such lien holder shall provide Tenant with a commercially reasonable form of subordination and non-disturbance agreement. In the event of the foreclosure of such mortgage, trust deed or similar financing document by voluntary agreement or otherwise, or the commencement of any judicial action seeking such foreclosure, Tenant, at the request of the then Landlord, shall attorn to and recognize such mortgagee or purchaser in foreclosure as Tenant’s Landlord under this Lease. Tenant agrees to execute and deliver at any time upon request of such mortgagee, purchaser or their successors, any instrument to further evidence such attornment.

21.    Default and Remedies.

A.      If Landlord defaults in the performance any of the terms, covenants, agreements, or conditions on its part to be performed under this Lease and such default continues uncorrected for thirty (30) days after notice thereof to Landlord, then, unless otherwise specified in this Lease and subject to the provisions of Section 21.C. below, Tenant may, at any time during the continuance of such default by written notice to Landlord, (i) declare this Lease terminated, and Tenant shall be relieved of any and all further liability and obligation under this Lease or (ii) pursue any other remedies at law or in equity.

Burlington Lease

B.      If at any time or times (i) Tenant defaults in the payment of Rent or any other amounts due hereunder or of any part thereof upon the date the same becomes due and payable and such default continues for a period of ten (10) days after written notice thereof to Tenant, (ii) Tenant defaults in the due and full observance or performance of any other covenant, provision, or condition under this Lease required to be kept, performed, or observed by Tenant, and if such default continues for a period of thirty (30) days after written notice thereof to Tenant, or (iii) a petition is filed by or against Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any chapter of the bankruptcy code, or any amendment, replacement or substitution therefor, or to delay payment of, reduce or modify Tenant’s debts or any petition is filed or other action taken to reorganize or modify Tenant’s capital structure or upon the dissolution of Tenant, and in any such case, not vacated or withdrawn within sixty (60) days thereof or (iv) a receiver or trustee shall be appointed for Tenant or Tenant’s property; or (v) Tenant is declared insolvent by law or any assignment of Tenant’s property is made for the benefit of creditors; or (vi) any execution or attachment shall be issued against Tenant or any of Tenant’s property, whereby the Premises or the property shall be taken or occupied or attempted to be taken or occupied by someone other than Tenant, except in any such case and such execution or attachment shall not be set aside, vacated, discharged, or bonded within sixty (60) days after the issuance of the same, then, unless otherwise specified in this Lease and subject to the provisions of Section 21.C., Landlord may, at any time during the continuance of such default by written notice to Tenant, (x) declare this Lease terminated, (y) without terminating this Lease or Tenant’s liability hereunder, re-enter and re-let the Premises and remove all persons and all property therefrom, at Tenant’s sole cost and expense, by any suitable action or proceeding of law, or (z) pursue any other remedies at law or in equity. Landlord shall be entitled to its reasonable out-of-pocket costs incurred in connection with pursuing any remedies under this Lease (including reasonable attorneys’ fees and costs of collection), plus the reasonable costs of reletting the Premises

C.      If any default by either party (except the payment of money) cannot reasonably be remedied within the applicable period of time heretofore prescribed and such party has commenced to remedy the default within such period and diligently pursues such remedy thereafter, then the defaulting party shall have such additional time (not to exceed sixty (60) days) as is reasonably necessary to remedy the default before the Lease can be terminated or other remedies enforced.

D.      In case either party to this Lease (defaulting party) defaults in the performance of any covenant, condition, or agreement by such party to be performed under this Lease and such default continues beyond any applicable notice and cure period, the other party may (but shall not be required to) perform the same and any money advanced or expenses incurred in so doing, plus interest at the Past Due Rate (as defined in the Purchase Agreement), shall be and become due and owing from the defaulting party to the other party on demand. If the defaulting party is the Tenant, the amount due shall constitute additional Rent under this Lease. If the defaulting party is the Landlord, Tenant may deduct such amount from the Rent next coming due.

Burlington Lease

22.    Notices.  Any notice hereunder shall be sufficient if personally delivered, sent by nationally recognized courier or sent by certified mail, addressed as follows:

If to Tenant:	Great Lakes Dredge & Dock Company, LLC
2122 York Road
Oak Brook, IL 60523
Attention: President

and

Great Lakes Dredge & Dock Company, LLC
2122 York Road
Oak Brook, IL 60523
Attention: Assistant General Counsel

If to Landlord:	L.W. Matteson, Inc.
P.O. Box 667
Burlington, IA 52601
Attention: Lawrence W. Matteson

The effective date of such notice shall be upon delivery if personally served, one (1) day after delivery to a courier if served by courier and three (3) days after delivery of same to the United States Post Office if served by mail.

23.    Successors.  The provisions, covenants and conditions of this Lease shall bind and inure to the benefit of the legal representatives, heirs, successors and assigns of each of the parties hereto.

24.    Quiet Possession.  Landlord agrees that so long as Tenant complies in all material respects with all material terms, covenants and conditions herein contained on Tenant’s part to be kept and performed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Term without such possession being disturbed or interfered with in any material respect by Landlord or by any person claiming by, through or under Landlord.

25.    Estoppel Certificates.  Each party agrees at any time and from time to time, upon not less than ten (10) days prior written request by the other party, to execute, acknowledge and deliver to such requesting party a statement in writing certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified, and stating the modifications), (ii) the date to which the rental and other charges have been paid, (iii) that the requesting party is not in default under any term of this Lease (or if any default exists, a description thereof), and (iv) to such other information or agreements as may be reasonably requested, it being intended that any such statement delivered pursuant to this Section will be relied upon by the requesting party and third parties, such as mortgagees.

Burlington Lease

26.    Surrender of Possession.

A.      Upon termination of this Lease, whether by forfeiture, lapse of time or otherwise, or upon termination of Tenant’s right to possession of the Premises, Tenant, at its sole cost, will surrender and deliver the Premises to Landlord in the same or better condition as the Premises existed on the Commencement Date, excepting reasonable wear and tear, loss due to fire or other casualty for which Tenant is not responsible hereunder and repairs and maintenance for which Tenant is not responsible hereunder.

B.      Subject to Section 14 hereof, Tenant may remove Tenant’s Equipment, provided any damage caused by removal of Tenant’s Equipment shall be repaired and paid for by Tenant. In the event Tenant does not remove Tenant’s Equipment from the Premises upon the termination of this Lease, then Tenant shall be presumed to have conveyed the same to Landlord under this Lease as a quitclaim bill of sale without representation or warranty and without further payment or credit by Landlord to Tenant.

27.    Brokers.  Each party represents to the other that it has not dealt with any real estate broker, agent or finder in connection with this Lease transaction. Each party agrees to defend, indemnify and hold harmless the other from and against any claim for broker’s or finder’s fees or commissions made by any entity asserting such claim by, through or under it.

28.    Entire Agreement.  All understandings and agreements between Landlord and Tenant with respect to the leasing of the Premises are merged in this Lease and the exhibits annexed hereto, which alone fully and completely express their agreements with respect to the leasing of the Premises, and neither party is relying upon any statement or representation, not embodied in this Lease, made by the other with respect thereto.

29.    Modifications.  No modification, amendment, discharge or change of this Lease shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, amendment, discharge or change is sought.

30.    Governing Law.  The validity, meaning and effect of this Lease shall be determined in accordance with the laws of the State of Iowa applicable to contracts made and to be performed in that state.

31.    Interpretation.  Words importing persons shall include firms, associations, partnerships (including limited partnerships), trusts, corporations and other legal entities, including public bodies, as well as natural persons. The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without being limited to.”

32.    Counterparts.  This Lease may be executed in multiple counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same agreement.

33.    Captions.  The captions in this Lease are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Lease or any of the provisions thereof.

Burlington Lease

34.    Severability.  If any provision of this Lease or the application thereof to any person or circumstances shall to any extent be held by a court of competent jurisdiction invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

35.    Relationship of Parties.  Nothing contained in this Lease shall be construed to make the parties partners or joint ventures or to render either of said parties liable for the debts or obligations of the other, except as expressly provided in this Lease.

36.    Environmental.

(a)      During the Term, Tenant, at its sole cost and expense, shall (i) comply with all Environmental Laws (as defined in the Purchase Agreement) relating to its use of the Premises; (ii) conduct any management of Hazardous Materials (as defined in the Purchase Agreement) on the Premises in compliance with Environmental Laws; (iii) not cause or allow the release of any Hazardous Materials that it generates or uses on, to or from the Premises, except in compliance with Environmental Laws; (iv) arrange for the lawful transportation and off-site disposal of all Hazardous Materials that it generates or uses; and (v) secure, maintain, and comply with all permits required by Environmental Laws in connection with Tenant’s use of the Premises, except to the extent any of the foregoing relate to the Known Environmental Matters. The Hazardous Materials and other environmental matters disclosed by the Environmental Report shall be herein referred to as the “Known Environmental Matters”. The “Environmental Report” means, collectively, the phase I investigation reports dated December 10, 2010 conducted by Environmental Resources Management with respect to the Premises.

(b)      Tenant shall indemnify, defend and hold harmless Landlord, from all Adverse Consequences (as defined in the Purchase Agreement) arising from or attributable to any breach by Tenant of any of its covenants or obligations in this Section 36, except to the extent any such claim arises from, is attributable to or relates to the Known Environmental Matters or is caused or contributed to by the negligence or willful act or omission of Landlord or MMS or the breach of this Lease by Landlord or MMS. Tenant’s obligations hereunder shall survive the expiration or earlier termination of this Lease.

(c)      Landlord shall indemnify, defend and hold harmless Tenant, from and against any all Adverse Consequences arising from or attributable to (i) any use, handling, generation, treatment, storage, transport, deposit, spill, leak, emission, discharge or other release of Hazardous Materials that occurred prior to the date hereof or occurs after the Term, at, from or migrating to the Premises and does not result from Tenant’s acts or omissions, or arises at any time from Landlord’s use of the Premises, (ii) Landlord’s failure to comply with applicable Environmental Laws, or (iii) without limiting the generality of the foregoing, the

Burlington Lease

Known Environmental Matters, except to the extent caused by Tenant’s acts or omissions in violation of applicable law or the breach of this Lease by Tenant. Landlord’s obligations and liabilities under this Section shall survive the expiration or earlier termination of this Lease.

(d)      If at any time during the Term, Tenant shall become aware of the presence of any fact, circumstance, claim, potential claim or other situation, which violates or is alleged in writing to violate any Environmental Law applicable to the Premises or which reasonably may be expected to result in material liability to Tenant (provided such fact, circumstance, claim, potential claim or other situation is not the result of an act or failure to act by Tenant in violation of applicable law or a breach by Tenant of this Lease), Tenant shall have the right to terminate this Lease with no further liability or obligation hereunder.

37.    Conflict With Purchase Agreement.  Notwithstanding anything herein to the contrary, to the extent of any conflict or inconsistency between the terms and provisions of this Lease and those contained in the Purchase Agreement, the terms and provisions of the Purchase Agreement shall govern and control.

38.    Representations.  Each party hereby represents and warrants to the other that (a) such party has the full right and authority to make this Lease and to perform as required under this Lease and (b) this Lease does not conflict with any other material agreement to which such party is bound.

39.    Holdover.  If Tenant holds over in possession of the Premises after the expiration of the Term, as extended, such holding over shall not be deemed to extend the Term or renew this Lease, but this Lease shall continue as a tenancy from month to month upon the terms and conditions herein contained except, at a monthly Rent equal to 200% of the Rent in effect immediately preceding the Term’s expiration, plus the additional charges, if any, provided for herein. Landlord reserves any and all available rights and remedies in connection with any and all liabilities, damages or costs incurred by Landlord with respect to any holdover by Tenant. The provisions of this Section 39 shall not constitute a waiver by Landlord of any recovery of possession rights of Landlord available under this Lease or by law.

40.    Prevailing Party.  Each party shall pay upon demand, all costs and expenses, including costs of enforcing the terms hereof and reasonable attorneys’ fees, incurred by the other party, if such other party prevails in enforcing its rights against the other party under this Lease.

41.    Time of the Essence.  Time is of the essence under this Lease and with respect to all of the provisions thereof.

42.    Damage or Theft of Personal Property.  All personal property brought into the Premises shall be at the risk of the Tenant only and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any acts of any other person, except, with respect to damage caused by the negligent or willful act of Landlord or MMS or breach by Landlord or MMS of its obligations hereunder.

Burlington Lease

43.    No Recordation of this Lease.  Neither this Lease nor any notice or memorandum hereof shall be recorded by Tenant or Landlord in any public record.

44.    No Recourse; No Punitive or Exemplary Damages.  No shareholder, member, officer, director, employee or Affiliate of either party shall have any individual or personal liability whatsoever with respect to this Lease, except for Shareholders pursuant to the terms and conditions of the Purchase Agreement. In no event shall Landlord or Tenant be liable for punitive or exemplary damages as a result of a breach or default under this Lease.

[signature page follows]

Burlington Lease

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease Agreement as of the date first above written.

LANDLORD:

L.W. MATTESON, an Iowa corporation

By:	/s/ Larry W. Matteson

Name:	Larry W. Matteson

Its:	Vice President - Secretary

TENANT:

GREAT LAKES DREDGE & DOCK COMPANY, LLC, a Delaware limited liability company

By:	/s/ Bruce J. Biemeck

Name:	Bruce J. Biemeck

Title:	President and Chief Financial Officer